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[LOGO]                                             NEWS RELEASE

Tenet Healthcare Corporation
Headquarters Office
3820 State Street
Santa Barbara, CA  93105
Tel 805.563.6855
Fax 805.563.6871


                          Contact:
                                  Media:       Harry Anderson   (805) 563-6816
                                  Investors:   Paul Russell     (805) 563-7188


              TENET COMPLETES ACQUISITION OF EIGHT PHILADELPHIA HOSPITALS

             COMMEMORATIONS HERALD 'LET THE HEALING BEGIN' AS NEW ERA DAWNS


     PHILADELPHIA, PA. - NOV. 10, 1998 - Tenet Healthcare Corporation (NYSE:
THC) today completed the acquisition of eight Philadelphia-area hospitals and the Allegheny University of the Health Sciences from the Allegheny Health, Education and Research Foundation for $345 million.

     Tenet managers have immediately begun the task of reviving and overhauling the hospitals, which had been operating as debtors in possession under federal bankruptcy laws since July. All 14,000 current employees at the hospitals have been offered continued employment by Tenet. The university, which will be renamed MCP Hahnemann University of the Health Sciences and will remain affiliated with the hospitals, is being restructured in a new, not-for-profit organization to be managed by Philadelphia's Drexel University.


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    Together, the eight hospitals have 2,484 licensed beds and produced annual revenues of about $1 billion in their most recent fiscal year. MCP Hahnemann University of the Health Sciences consists of a medical school, nursing school, and schools of public health and allied health. About 3,000 students are currently enrolled in its programs.

     Commemorations marking the transfer to Tenet are scheduled to be held today at all eight hospitals. Hahnemann University Hospital in downtown Philadelphia is expected to host a special event with scheduled remarks by dignitaries including Philadelphia Mayor Ed Rendell and Tenet President and Chief Operating Officer Michael H. Focht Sr. Hundreds of employees and university students are expected to watch as signs with new names for the hospitals and the university are unveiled and banners proclaiming "Let the Healing Begin" are unfurled.


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     "This is a milestone for the hospitals, for Philadelphia and for Tenet,"
said Jeffrey C. Barbakow, Tenet chairman and chief executive officer. "Tenet has made the commitment to give these hospitals a new life, to rebuild the confidence of patients, physicians and employees, and to ensure a healthy future for this hospital network."

     "We are grateful for the help of Gov. Tom Ridge, Mayor Ed Rendell and dozens of others who have been invaluable in getting us to this day. We are especially happy that Drexel University, under President Constantine Papadakis, will be our partner in restructuring the university. One of our foremost objectives has been to establish a secure, independent future for the university and to maintain its affiliation with the hospitals; our partnership with Drexel achieves that."

     Michael H. Focht Sr., Tenet president and chief operating officer, added: "Rebuilding this hospital and university network in Philadelphia will take vision, resources and lots of hard work. We do not underestimate the challenge ahead. But we are confident that Tenet has the experience and the financial strength to help this network, over time, take its rightful place in the competitive Philadelphia health care marketplace.

     "We express our admiration and gratitude for the hard work and perseverance of the hospital physicians and employees, who have done a remarkable job during this very stressful time, and we look forward to working together in the future."


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     Completion of the transaction occurred six weeks after Tenet was selected as the successful bidder for Allegheny Health, Education and Research Foundation's eastern Pennsylvania assets at an auction held in U.S. Bankruptcy Court in Pittsburgh.

     As part of the transition to new ownership, Tenet has renamed the hospitals, in most cases returning to them the traditional names they had before their acquisition by Allegheny Health, Education and Research Foundation. The eight, renamed hospitals are:

         Hahnemann University Hospital, 618 beds;
         Medical College of Pennsylvania Hospital, 465 beds;
         Graduate Hospital, 330 beds;
         City Avenue Hospital, 228 beds;
         Parkview Hospital, 200-beds;
         Elkins Park Hospital, 280 beds;
         Warminster Hospital, 180 beds;
         St. Christopher's Hospital for Children, 183 beds.

     "Under Tenet, the physicians and employees at these hospitals who have worked so hard under such difficult circumstances will once again have the management and the resources they need to meet the changing health care needs of their communities," said Lee Domanico, senior vice president of Tenet's Pennsylvania region.

     "We are committed to making these hospitals the providers of choice for people in the communities they serve. In the weeks and months ahead, the communities served by these hospitals will begin to notice a lot of things starting to happen - a fresh start."


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     Domanico added that his regional management team will immediately implement strategic plans for each hospital, including refocusing and development of core clinical programs, and establishment of local governing boards at each hospital made up entirely of local physicians and community leaders. In addition, physical plant improvements will begin immediately.

     As part of the transaction, Tenet also pledged to uphold 12 specific commitments to the people of Philadelphia. These commitments, which were reached with assistance of Mayor Ed Rendell, include continuation of the hospitals' existing policies regarding care for the poor and uninsured. Tenet also intends to institute an active community benefits program at each facility, to continue vital community outreach programs such as wellness fairs and low-cost inoculations, and to re-establish active volunteer programs at each facility.

     Based in Santa Barbara, Calif., Tenet Healthcare, through its subsidiaries, owns and operates 128 acute care hospitals with more than 30,000 beds and numerous related healthcare services. The company employs approximately 130,000 people serving communities in 18 states and services its hospitals from a Dallas-based operations center. Tenet's name reflects its core business philosophy: the importance of shared values between partners - including employees, physicians, insurers and communities - in providing a full spectrum of quality healthcare. Tenet can be found on the World Wide Web at www.tenethealth.com.


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(Certain statements in this release may constitute forward-looking statements. They are based on management's current expectations and could be affected by numerous factors and are subject to various risks and uncertainties. Certain of those risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.)